SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)*



                               Avant! Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    053487104
--------------------------------------------------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                               Page 1 of 14 Pages

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 053487104                                             13 G                   Page 2 of 14 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Technology Venture Investors-4, L.P. ("TVI-4")
                     Tax ID Number:    94-3088804
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]            (b) [x]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware limited partnership
----------- ----------------------- -------- -----------------------------------------------------------------------
                                    5        SOLE VOTING POWER
             NUMBER OF                       0 shares
              SHARES
           BENEFICIALLY
          OWNED BY EACH
            REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       0
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                       [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.0%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!


--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 053487104                                             13 G                   Page 3 of 14 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     TVI Partners - 4, L.P. ("TVIP-4")
                     Tax ID Number:    94-3084677
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]           (b) [x]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY

----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware limited partnership
----------- ---------------------- --------- -----------------------------------------------------------------------

                                    5        SOLE VOTING POWER
             NUMBER OF                       0 shares
              SHARES
           BENEFICIALLY
          OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       0
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                      [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.0%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 053487104                                             13 G                   Page 4 of 14 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     TVI Associates - 4, L.P. ("TVIA-4")
                     Tax ID Number:    94-3154357
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]             (b) [x]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY

----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware limited partnership
----------------------------------- -------- -----------------------------------------------------------------------

                                    5        SOLE VOTING POWER
             NUMBER OF                       0 shares
              SHARES
           BENEFICIALLY
          OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       0
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                      [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.0%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!


--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 053487104                                             13 G                   Page 5 of 14 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     TVI Associates - 4 1988, L.P. ("TVIA-4 1988")
                     Tax ID Number:    94-3084676
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]            (b) [x]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY

----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware limited partnership
----------------------------------- -------- -----------------------------------------------------------------------

                                    5        SOLE VOTING POWER
             NUMBER OF                       0 shares
              SHARES
           BENEFICIALLY
          OWNED BY EACH
            REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
--------------------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       0
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                       [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.0%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!


--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 053487104                                             13 G                   Page 6 of 14 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     TVI Management- 4, L.P. ("TVIM-4")
                     Tax ID Number:    94-3088676
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]            (b) [x]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY

----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware limited partnership
----------------------------------- -------- -----------------------------------------------------------------------

                                    5        SOLE VOTING POWER
         NUMBER OF SHARES                    0 shares
                                    -------- -----------------------------------------------------------------------
           BENEFICIALLY
          OWNED BY EACH
            REPORTING
              PERSON                6        SHARED VOTING POWER
               WITH                          See response to row 5.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       0
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                      [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.0%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!


--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 053487104                                             13 G                   Page 7 of 14 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Robert C. Kagle ("Kagle")
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]            (b) [x]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY

----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
----------- ----------------------- -------- -----------------------------------------------------------------------

                                    5        SOLE VOTING POWER
             NUMBER OF                       500 shares
              SHARES
            BENEFICIALLY            -------- -----------------------------------------------------------------------
           OWNED BY EACH
             REPORTING              6        SHARED VOTING POWER
              PERSON                         0 shares
               WITH
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             500 shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             0 shares
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       500
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                       [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   .0018%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!


--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 053487104                                             13 G                   Page 8 of 14 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     David F. Marquardt ("Marquardt")
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)   [ ]           (b) [x]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY

----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
----------------------------------- -------- -----------------------------------------------------------------------

                                    5        SOLE VOTING POWER
              NUMBER OF                      36,278 shares
               SHARES
            BENEFICIALLY            -------- -----------------------------------------------------------------------
           OWNED BY EACH
              REPORTING             6        SHARED VOTING POWER
               PERSON                        0 shares
                WITH
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             36,278 shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             0 shares
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       36,278
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                       [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   .13%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 053487104                                             13 G                   Page 9 of 14 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Burton J. McMurtry ("McMurtry")
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)   [ ]           (b) [x]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY

----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
----------------------------------- -------- -----------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         93,167 shares
                                    -------- -----------------------------------------------------------------------
           BENEFICIALLY
           OWNED BY EACH            6        SHARED VOTING POWER
             REPORTING                       0 shares
              PERSON
               WITH                 -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             93,167 shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             0 shares
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       93,167
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                       [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   .35%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 053487104                                             13 G                  Page 10 of 14 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Mark G. Wilson ("Wilson")
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)   [ ]           (b) [x]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY

----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
----------------------------------- -------- -----------------------------------------------------------------------

                                    5        SOLE VOTING POWER
             NUMBER OF                       1,000 shares
              SHARES
           BENEFICIALLY             -------- -----------------------------------------------------------------------
           OWNED BY EACH
             REPORTING              6        SHARED VOTING POWER
              PERSON                         0 shares
               WITH
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             1,000 shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             0 shares
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       1,000
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                       [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   .004%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 053487104                                             13 G                  Page 11 of 14 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     John R. Johnston ("Johnston")
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)   [ ]           (b) [x]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY

----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
----------------------------------- -------- -----------------------------------------------------------------------

                                    5        SOLE VOTING POWER
             NUMBER OF                        67,129 shares
              SHARES
           BENEFICIALLY             -------- -----------------------------------------------------------------------
           OWNED BY EACH
             REPORTING              6        SHARED VOTING POWER
              PERSON                         0 shares
               WITH
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             67,129 shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             0 shares
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       67,129
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                       [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   .25%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 12 of 14 Pages


              This statement amends the Statement on Schedule 13(G) filed by Technology Venture Investors-4, L.P., a Delaware limited partnership ("TVI-4"), TVI Partners-4, L.P., a Delaware limited partnership
         ("TVIP-4"), TVI Affiliates-4, L.P., a Delaware limited partnership ("TVIA-4"), TVI Affiliates-4 1988, L.P., a Delaware limited partnership ("TVIA-4 1988"), TVI Management-4, L.P., a Delaware limited partnership ("TVIM-4"), Robert C. Kagle ("Kagle"), David F. Marquardt ("Marquardt"), Burton J. McMurtry ("McMurtry"), Mark G. Wilson ("Wilson") and John R. Johnston ("Johnston") (collectively, the "Reporting Persons"). Only those Items as to which there has been a change of information are included in this Amendment.

ITEM 4. OWNERSHIP

         The following information with respect to the ownership of Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1997:

                  (a) Amount beneficially owned:

                      See Row 9 of cover page for each Reporting Person.

                  (b) Percent of Class:

                      See Row 11 of cover page for each Reporting Person.

                  (c) Number of shares as to which such person has:

                           (i) Sole power to vote or to direct the vote:

                               See  Row  5 of  cover  page  for  each  Reporting
                               Person.

                          (ii) Shared power to vote or to direct the vote:

                               See  Row  6 of  cover  page  for  each  Reporting
                               Person.

                         (iii) Sole   power  to   dispose   or  to  direct   the
                               disposition of:

                               See  Row  7 of  cover  page  for  each  Reporting
                               Person.

                         (iv) Shared   power  to   dispose  or  to  direct  the
                              disposition of:

                               See  Row  8 of  cover  page  for  each  Reporting
                               Person.

                                                             Page 13 of 14 Pages


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:
         [X]

                                                             Page 14 of 14 Pages


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 6, 1998

                                      /s/ Mark G. Wilson
                                      ------------------------------------------
                                      Mark G. Wilson, on behalf of TVI-4, in his
                                      capacity  as a general  partner of TVIM-4,
                                      which is the general  partner of TVI-4, on
                                      behalf of  TVIP-4,  in his  capacity  as a
                                      general  partner of  TVIM-4,  which is the
                                      general  partner of  TVIP-4,  on behalf of
                                      TVIA-4,  in  his  capacity  as  a  general
                                      partner  of TVIM-4,  which is the  general
                                      partner  of  TVIA-4,  on  behalf of TVIA-4
                                      1988, in his capacity as a general partner
                                      of TVIM-4, which is the general partner of
                                      TVIA-4 1988,  and on behalf of TVIM-4,  in
                                      his capacity as a general partner thereof.



/s/ Robert C. Kagle                   /s/ Mark G. Wilson
---------------------------------     ------------------------------------------
ROBERT C. KAGLE                       MARK G. WILSON


/s/ David F. Marquardt                /s/ John R. Johnston
---------------------------------     ------------------------------------------
DAVID F. MARQUARDT                    JOHN R. JOHNSTON


/s/ Burton J. McMurtry
---------------------------------
BURTON J. MCMURTRY